SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. ____)*


                                 Paula Financial
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    703588103
                                 (CUSIP Number)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 (Page 1 of 23)

CUSIP No.  703588103                    13G                  Page 2 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             General American Life Insurance Company
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   877,095
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   877,095
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             877,095
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.9%
    12       TYPE OF REPORTING PERSON
             IC, CO

CUSIP No.  703588103                     13G                 Page 3 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             General American Holding Company
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   877,095
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   877,095
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             877,095
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.9%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No. 703588103                  13G                     Page 4 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Corporation
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   877,095
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   877,095
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             877,095
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.9%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No.  703588103                    13G                  Page 5 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning, Inc.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   877,095
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   877,095
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             877,095
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.9%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No.  703588103                       13G               Page 6 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning & Company
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   877,095
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   877,095
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             877,095
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.9%
    12       TYPE OF REPORTING PERSON
             BD, CO, IA

CUSIP No.  703588103                      13G                Page 7 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital Limited Partnership II
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   199,144
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   199,144
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             199,144
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.1%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  703588103                      13G                Page 8 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital International Partners II
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   224,568
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   224,568
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             224,568
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.6%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  703588103                    13G                  Page 9 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital Limited Partnership III
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   348,038
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   348,038
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             348,038
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.5%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  703588103                    13G                 Page 10 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital International Partners III, L.P.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   75,678
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   75,678
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             75,678
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.2%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  703588103                     13G                Page 11 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Investment Partners II, L.L.C.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   423,712
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   423,712
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             00

CUSIP No.  703588103                     13G                Page 12 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Investment Partners Limited Partnership III
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   423,716
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   423,716
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,716
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             PN

Item 1(a).     Name of Issuer:

     The name of the Issuer is Paula Financial (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The principal executive offices of the Issuer are located at 300 N. Lake Avenue, Suite 300, Pasadena, CA 91101.

Item 2(a).     Name of Person Filing:

     This statement is being filed jointly by the following parties : (i) General American Life Insurance Company ("GALIC"), by virtue of its ownership of all of the outstanding capital stock of General American Holding Company ("Holdings"), (ii) Holdings, by virtue of its ownership of a majority of the outstanding voting capital stock of Conning Corporation ("Conning Corp."), (iii) Conning Corp. by virtue of its ownership of all of the outstanding capital stock of Conning, Inc., (iv) Conning, Inc. by virtue of its ownership of all of the outstanding capital stock of Conning & Company ("Conning"), (v) Conning by virtue of its having voting and dispositive control as (A) the general partner of the limited partnership which is the general partner of Conning Insurance Capital Limited Partnership III ("CICLP III") and Conning Insurance Capital International Partners III, L.P. ("CICIP III") and (B) the manager member of the limited liability company which is the general partner of Conning Insurance Capital Limited Partnership II ("CICLP II") and Conning Insurance Capital International Partners II ("CICIP II"), (vi) Conning Investment Partners II, L.L.C. ("Conning LLC") by virtue of its having voting and dispositive control as the general partner of CICLP II and CICIP II, (vii) Conning Investment Partners Limited Partnership III ("Conning Investment") by virtue of its having voting and dispositive control as the general partner of CICLP III and CICIP III,
(viii) CICLP II by virtue of its direct  beneficial  ownership of Common  Stock,
(ix) CICIP II by virtue of its direct beneficial ownership of Common Stock, (x) CICLP III by virtue of its direct beneficial ownership of Common Stock and (xi) CICIP III by virtue of its direct beneficial ownership of Common Stock.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of GALIC, Holdings and Conning Corp. is 700 Market Street, St. Louis, Missouri 63101. The address of the principal business office of each of Conning, Inc., Conning, Conning LLC, Conning Investment, CICLP II and CICLP III is CityPlace II, 185 Asylum Street, Hartford, Connecticut 06103-4105. The principal business office of CICIP II and CICIP III is Bank of Bermuda (Cayman) Limited, P.O. Box 513 GT Grand Cayman, Cayman Islands, B.W.I.

Item 2(c).     Citizenship:

     GALIC, Holdings and Conning Corp. are Missouri corporations. Conning, Inc. is a Delaware corporation. Conning is a Connecticut corporation. Conning Investment, CICLP II and CICLP III are limited partnerships organized under the laws of Delaware. CICIP II and CICIP III are limited partnerships organized under the laws of the Cayman Islands. Conning LLC is a limited liability company organized under the laws of Delaware.

Item 2(d).     Title of Class of Securities:

     This Schedule 13G statement relates to Common Stock.

Item 2(e).     CUSIP Number:

     703588-10-3

Item 3.        Filing pursuant to Rules 13d-1(b) or 13d-2(b):

     This Schedule 13G statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.    Ownership.



                                                                   Sole       Shared
                                                                 Power to    Power to      Sole Power      Shared Power
                                                                 Vote or      Vote or      to Dispose      to Dispose or
                            Amount Beneficially    Percent      Direct the    Direct        or Direct       Direct the
     Reporting Person             Owned            of Class        Vote      the Vote    Disposition or   Disposition of

 1.  GALIC                     877,095 (1)              13.9%       0           877,095        0                 877,095
 2.  Holdings                  877,095 (1)              13.9%       0           877,095        0                 877,095
 3.  Conning Corp.             877,095 (1)              13.9%       0           877,095        0                 877,095
 4.  Conning, Inc.             877,095 (1)              13.9%       0           877,095        0                 877,095
 5.  Conning                   877,095 (1)              13.9%       0           877,095        0                 877,095
 6.  Conning Investment        423,716 (1)               6.7%       0           423,716        0                 423,716
 7.  CICLP III                 348,038 (1)               5.5%       0           348,038        0                 348,038
 8.  CICIP III                  75,678 (1)               1.2%       0            75,678        0                  75,678
 9.  Conning LLC               423,712 (1)               6.7%       0           423,712        0                 423,712
10.  CICLP II                  199,144 (1)               3.1%       0           199,144        0                 199,144
11.  CICIP II                  224,568 (1)               3.6%       0           224,568        0                 224,568
========================== =====================  ===========  ============ ===========  =============  ================


     (1) By virtue of its ownership of all of the outstanding capital stock of Conning, Conning, Inc. may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning. By virtue of its ownership of a all of the outstanding capital stock of Conning, Inc., Conning Corp. may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning, Inc. By virtue of its ownership of a majority of the outstanding voting common stock of Conning Corp., Holdings may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning Corp. By virtue of its ownership of all of the outstanding capital stock of Holdings, GALIC may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Holdings. By virtue of the relationships described in Item 2(a), Conning may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning LLC, Conning Investment, CICLP II, CICIP II, CICLP III and CICIP III. By virtue of the relationships described in Item 2(a), Conning LLC may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CICLP II and CICIP II. By virtue of the relationships described in Item 2(a), Conning Investment may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CICLP III and CICIP
III. The filing of this statement by GALIC, Holdings, Conning Corp., Conning, Inc., Conning, Conning LLC, or Conning Investment shall not be construed as an admission that any of GALIC, Holdings, Conning Corp., Conning, Inc., Conning, Conning LLC, or Conning Investment, is, for the purposes of Section 13(d) or
Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities covered by this statement.

Item 5.   Ownership of Five Percent or Less of a Class.

     This filing on Schedule 13G is not for the purpose of reporting the fact that as of the date hereof any of the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock owned by the Reporting Persons.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     GALIC, Holdings, Conning Corp. and Conning, Inc. are each parent holding companies in the holding company structure described in footnote (1) to the chart in Item 4 which identifies the relationship among the parties and, Conning & Company, the relevant subsidiary.

Item 8.    Identification and Classification of Members of the Group.

     GALIC, Holdings, Conning Corp., Conning, Inc., Conning, CICLP II, CICIP II, CICLP III, CICLP III, Conning LLC and Conning Investment may be deemed to be members of a group (the "Group") pursuant to Rule 13d-5 under the Act, but all such Reporting Persons disclaim membership in a group. The Reporting Persons hereby file this Schedule 13G pursuant to Rule 13d-1(c). The Reporting Persons acquired beneficial ownership of the shares reported as beneficially owned by them herein before any shares of Common Stock were registered pursuant to
Section 12 of the Act. A copy of the agreement between the Reporting Persons that this Schedule 13G is filed on behalf of each of them is attached hereto as Exhibit A. Exhibit B lists the names and principal business offices of each Reporting Person.

Item 9.    Notice of Dissolution of Group.

     Not applicable.

Item 10.   Certification.

     This filing on Schedule 13G is not being made pursuant to Rule 13d-1(b).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1998


GENERAL AMERICAN LIFE
INSURANCE COMPANY



By:  /s/ Matthew P. McCauley
     -------------------------
     Matthew P. McCauley
     Vice President


GENERAL AMERICAN HOLDING COMPANY



By:  /s/ Matthew P. McCauley
     -------------------------
     Matthew P. McCauley
     Vice President


CONNING CORPORATION




By:  /s/ Matthew P. McCauley
     -------------------------
     Matthew P. McCauley
     Secretary


CONNING, INC.



By:  /s/ Fred M. Schpero
     ----------------------
     Fred M. Schpero
     Secretary


CONNING & COMPANY



By:  /s/ Fred M. Schpero
     -----------------------
     Fred M. Schpero
     Senior Vice President, Secretary and
     Chief Financial Officer

CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP II

By:  Conning Investment Partners II, L.L.C.,
     its General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     ------------------------
     John B. Clinton
     Senior Vice President


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS II


By:  Conning Investment Partners II, L.L.C.,
     its Investment General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     -------------------------
     John B. Clinton
     Senior Vice President

CONNING INSURANCE CAPITAL LIMITED
PARTNERSHIP III

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
      its General Partner


By:  /s/ John B. Clinton
     ------------------------
     John B. Clinton
     Senior Vice President

CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS III, L.P.

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
      its General Partner


By:  /s/ John B. Clinton
     -----------------------
     John B. Clinton
     Senior Vice President


CONNING INVESTMENT PARTNERS II, L.L.C.

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     -----------------------
     John B. Clinton
     Senior Vice President


CONNING INVESTMENT PARTNERS
LIMITED PARTNERSHIP  III

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     ----------------------
     John B. Clinton
     Senior Vice President

                                  EXHIBIT INDEX



     EXHIBIT                                                     PAGE NUMBER


A.   AGREEMENT BETWEEN REPORTING PERSONS                             19

B.   IDENTIFICATION OF MEMBERS OF THE GROUP                          22

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS

     This will  confirm the  agreement by and between the  undersigned  that the
Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of common stock of Paula Financial, a Delaware corporation, is being filed on behalf of each of the parties named below.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date:  February 10, 1998


GENERAL AMERICAN LIFE
INSURANCE COMPANY


By:  /s/ Matthew P. McCauley
     ---------------------------
     Matthew P. McCauley
     Vice President


GENERAL AMERICAN HOLDING COMPANY


By:  /s/ Matthew P. McCauley
     ---------------------------
     Matthew P. McCauley
     Vice President


CONNING CORPORATION


By:  /s/ Matthew P. McCauley
     ---------------------------
     Matthew P. McCauley
     Secretary


CONNING, INC.


By:  /s/ Fred M. Schpero
     ---------------------------
     Fred M. Schpero
     Secretary


CONNING & COMPANY


By:  /s/ Fred M. Schpero
     ---------------------------
     Fred M. Schpero
     Senior Vice President, Secretary
     and Chief Financial Officer

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)


CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP II

By:  Conning Investment Partners II, L.L.C.,
     its General Partner

By:  Conning & Company,
     its Manager Member

By:  /s/ John B. Clinton
     -------------------------
     John B. Clinton
     Senior Vice President


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS II

By:  Conning Investment Partners II, L.L.C.,
     its Investment General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     ------------------------
     John B. Clinton
     Senior Vice President


CONNING INSURANCE CAPITAL LIMITED
PARTNERSHIP III

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By: Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     ------------------------
     John B. Clinton
     Senior Vice President

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS III, L.P.

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     ------------------------
     John B. Clinton
     Senior Vice President

CONNING INVESTMENT PARTNERS II, L.L.C.

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     -----------------------
     John B. Clinton
     Senior Vice President


CONNING INVESTMENT PARTNERS
LIMITED PARTNERSHIP III

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     ------------------------
     John B. Clinton
     Senior Vice President

                                    EXHIBIT B

                     IDENTIFICATION OF MEMBERS OF THE GROUP


     The following are the names and principal business addresses of the members of the Group which have filed this Schedule 13G:

                  General American Life Insurance Company
                  700 Market Street
                  St. Louis, MO  63101

                  General American Holding Company
                  700 Market Street
                  St. Louis, MO  63101

                  Conning Corporation
                  700 Market Street
                  St. Louis, MO  63101

                  Conning, Inc.
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning Insurance Capital Limited Partnership II c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning Insurance Capital International Partners II c/o Bank of Bermuda (Cayman) Limited
                  P.O. Box 513  GT Grand Cayman
                  Cayman Islands B.W.I.

                  Conning Insurance Capital Limited Partnership III c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut  06103-4105

                  Conning Insurance Capital International Partners III, L.P. c/o Bank of Bermuda (Cayman) Limited
                  P.O. Box 513 GT Grand Cayman
                  Cayman Islands B.W.I.

                  Conning Investment Partners II, L.L.C.
                  c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning Investment Partners Limited Partnership III c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105